Exhibit 99.1

PRESS RELEASE

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS CONVERSION OF SENIOR SECURED CONVERTIBLE DEBENTURE BY

TONGA PARTNERS LP

SAN ANTONIO, Texas – November 12, 2004 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that Tonga Partners LP (“Tonga”), an investment fund managed by Cannell Capital LLC, has converted its $1.7 million senior secured convertible debenture and approximately $86,000 interest accrued thereon into ASI common stock. Pursuant to the conversion, ASI issued 1,701,341 shares of common stock to Tonga at a price of $1.05 per share. The newly issued shares of common stock increase ASI’s total outstanding common shares from 1,104,173 to 2,805,514. ASI’s shareholders’ equity will increase by approximately $1,786,000, with a corresponding decrease in liabilities.

Analytical Surveys Inc. provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.